Exhibit 99.1

Celldex Therapeutics Announces Election of Denice Torres to its Board of Directors

HAMPTON, N.J., June 6, 2025 -- Celldex Therapeutics, Inc. (NASDAQ:CLDX) today announced that Denice M. Torres has been elected to the company’s Board of Directors.

“We are excited to welcome Denice to the Celldex Board of Directors,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex. “Denice’s extensive leadership experience across both the pharmaceutical and consumer healthcare sectors brings a deep operational and commercial perspective to our team. Her track record of driving strategic growth and operational excellence will be instrumental as we advance our clinical programs and continue building our organization.”

Ms. Torres added, “I am thrilled to join the board of Celldex, particularly at this exciting time in the Company’s development. I am impressed by the significant progress Celldex has made with barzolvolimab and its potential to set a new treatment standard in a disease where patients desperately need better options. I look forward to contributing my expertise as we continue to advance.”

Ms. Torres currently serves as Chief Executive Officer of The Ignited Company, a Pennsylvania-based consulting firm she founded in 2017. From 2009 to 2017, she served in various senior leadership roles at Johnson & Johnson (J&J). From 2015 to 2017, she was Chief Strategy and Transformation Officer for J&J’s global medical device business, a $25 billion business with more than 50,000 employees. From 2011 to 2015, she was President of J&J McNeil Consumer Healthcare, where she led the recovery of OTC brands, including the iconic Tylenol portfolio, by transforming business operations, manufacturing, quality systems and commercialization approaches, and creating high levels of employee engagement across all functions of the business. From 2009 to 2011, she served as President of J&J Janssen Pharmaceuticals, Neuroscience, and from 2006-2009 she held various marketing positions at J&J. Ms. Torres was the sole recipient of the prestigious J&J HONOR award in 2016 for her work in diversity and inclusion, and she was named the 2015 Woman of the Year by the Healthcare Businesswomen’s Association. Before joining J&J, Ms. Torres built a successful, 14-year career at Eli Lilly and Company, where she focused on marketing and business unit management. Ms. Torres has served on the Board of Directors of publicly traded companies 2seventybio and Glaukos since 2021. She previously served on the boards of Karuna Therapeutics, Inc., Surface Oncology and Bluebird bio, Inc., all publicly traded biopharmaceutical companies. She is also the founder of The Mentoring Place, a nonprofit organization offering free executive mentoring to help women achieve their careers goals. Ms. Torres holds a B.S. in Psychology from Ball State University, a J.D. from Indiana University, an M.B.A. from the University of Michigan and an M.A in the Study of Happiness from Centenary University. She is a member of the Michigan Bar Association.

About Celldex Therapeutics, Inc.

Celldex is a clinical stage biotechnology company leading the science at the intersection of mast cell biology and the development of transformative therapeutics for patients. Our pipeline includes antibody-based therapeutics which have the ability to engage the human immune system and/or directly affect critical pathways to improve the lives of patients with severe inflammatory, allergic, autoimmune and other devastating diseases. Visit www.celldex.com

Forward Looking Statement

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of Company drug candidates, including barzolvolimab (also referred to as CDX-0159), in current or future indications; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; our ability to continue to obtain capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; and other factors listed under "Risk Factors" in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh

Senior Vice President, Corporate Affairs & Administration

(508) 864-8337

scavanaugh@celldex.com

Patrick Till

Meru Advisors

(484) 788-8560

ptill@meruadvisors.com